Exhibit 99.1

Response Biomedical Corp. Provides Update on Chinese Distribution

Agreement with O&D Biotech Co., Ltd.

Vancouver, British Columbia, January 2, 2014 – Response Biomedical Corp. (“Response” or the “Company”) (TSX: RBM, OTCBB: RPBIF) today announced that its existing Chinese Distribution Agreement with O&D Biotech Co., Ltd. (“O&D”) dated February 21, 2011, as amended, has expired effective December 31, 2013. The Company is currently in discussions with O&D regarding a new agreement whereby O&D could continue to market Response’s cardiovascular products under their own brand labels and registrations; however, there can be no assurance that a new agreement will be executed.

The Company recently announced that it has entered into two agreements to distribute its cardiovascular portfolio of RAMP® products with two new distributors in China. These new distribution agreements follow the approval of Response’s RAMP® branded cardiovascular Point of Care Testing portfolio by the China Food and Drug Administration. The territory allocated between the two new distributors encompasses all of China, a country that represents more than 60% of Response’s current worldwide sales.

“We believe that our two newest distributors have the experience and reputation to successfully expand our coverage of the Chinese market,” commented Jeff Purvin, Chief Executive Officer of Response. “We are in the process of bringing on additional distributors in China and we hope to successfully enter into a new agreement with O&D, our valued distributor for many years. Together, these distributors should provide a stronger base for long term growth in China,” added Mr. Purvin.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

More specifically, the RAMP® 200 is an advanced, multi-port version of Response’s single-port RAMP® Reader. It is ideally suited for small laboratories and can also be a less expensive solution for high throughput laboratories as it allows for the running of up to 36 individual tests per hour. Both the RAMP® Reader and RAMP® 200 devices utilize Response’s patented technology for providing lab quality test results within minutes. More information on the proprietary RAMP® Platform can be found at .

The Company has achieved CE Marking and 510(k) clearance for Response Infectious Disease and Response Cardiovascular tests on the RAMP® Platform and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding the current discussions with O&D regarding a new agreement whereby O&D could continue to market Response’s cardiovascular products under their own brand labels and registrations, the lack of assurance that a new agreement will be entered into, our belief that our two newest distributors have the experience and reputation to successfully expand our coverage of the Chinese market, our statements that we are in the process of bringing on additional distributors in China and that we hope to successfully enter into a new agreement with O&D and our belief that together, these distributors should provide a stronger base for long term growth in China. These statements are only predictions based on the Company’s current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer
ir@responsebio.com